EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-487-6555

For Immediate Distribution

Capitol Bancorp Limited, Forethought Financial Group Inc. and DeGorter Capital Partners LLC Announce Joint Venture to Operate a Federally Chartered Savings Association

LANSING, Mich., and PHOENIX, Ariz.: March 18, 2008: Capitol Bancorp Limited (NYSE: CBC), a national community bank development company, announced the formation of a joint venture with Forethought Financial Group Inc. of Indianapolis, Indiana, and DeGorter Capital Partners LLC of Charlotte, North Carolina.  The purpose of the joint venture is to collectively own and operate Forethought Federal Savings Bank, located in Batesville, Indiana, through the formation of a bank holding company, subject to regulatory approval.

The terms of the agreement result in a 51 percent ownership position by Capitol Bancorp Limited, 24 percent ownership by Forethought Financial Group Inc., and 25 percent ownership by DeGorter Capital Partners LLC.

With more than $300 million in trust assets under management, Forethought Federal Savings Bank is an industry leader in providing trust-related, preneed funeral planning products and services to customers in 28 states.

Forethought Financial Group’s President and CEO, John A. Graf, said “Clients of Forethought Federal Savings Bank and Capitol Bancorp Limited affiliate banks will benefit from the financial strength of this alliance.  It will provide additional product and service offerings that can benefit all of our valued customers.”

Capitol Bancorp Limited’s Chairman and CEO Joseph D. Reid stated, “This strategic alliance is consistent with our corporation’s growth strategy.  It will enhance our national presence while creating an opportunity to increase our non-interest income.”

The business of this new venture will be overseen by Robert R. Hogan, who will serve as president.  He will continue in his role as president and CEO of Capitol Wealth Inc., a wholly-owned affiliate of Capitol Bancorp Limited.  Hogan noted, “Forethought Federal Savings Bank has a long history of providing their clients with extraordinary service, which the parties intend to build on.  These new corporate trust capabilities will help Capitol Wealth broaden its national platform while expanding the products and services available to our customers.”

Both Forethought Federal Savings Bank and Capitol Wealth Inc. will continue to operate under the same management, offering their current services under their respective brands.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.9 billion national community bank development company, with a network of 62 separately chartered banks in 17 states. It is the holder of the most individual bank charters in the country.  Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

About Capitol Wealth, Inc.
Capitol Wealth Inc., doing business as Capitol Wealth Advisors, is headquartered in Charlotte, North Carolina. Capitol Wealth is focused on assisting clients, their families and their businesses in meeting their wealth management needs by providing advice and quality service through a single advisory relationship.  Through these relationships, clients have access to a complete suite of wealth products including investment management, brokerage, personal insurance, commercial insurance, trusts, and estate and tax planning, complementing the traditional services currently offered by Capitol Bancorp's national network of community banks.

Brokerage and personal insurance services are provided by PrimeVest Financial Services Inc., a registered broker-dealer, member NASD/SIPC and not affiliated with Capitol Wealth, Inc., or its related companies. Securities and insurance products offered by PrimeVest are not FDIC insured, may lose value and are not bank guaranteed.

About Forethought Financial Group Inc.
Forethought Financial Group Inc., through its subsidiaries, provides innovative insurance and financial solutions for families managing retirement and end-of-life needs.  Forethought Financial Group Inc., through its life insurance subsidiaries, has assets owned and under management in excess of $3.7 billion, approximately $720 million in annual revenue, more than $5 billion of life insurance protection in force and has served more than 2 million policyholders since 1985.  Forethought Financial Group Inc. is headquartered in Indianapolis, Indiana.

About Forethought Federal Savings Bank
Forethought Federal Saving Bank, a federal thrift chartered in 1998, provides trust services for funeral homes and cemeteries in 28 states and the District of Columbia.   Forethought Federal Savings Bank maintains over $300 million in trust assets.  Forethought Federal Savings Bank is based in Batesville, Indiana.

About DeGorter Capital Partners LLC
DeGorter Capital Partners LLC is a private investment management company headquartered in Charlotte, North Carolina and is focused on the financial services, real estate and supplier services industries. The firm was founded in 2007 by insurance and banking executive David deGorter.  Mr. deGorter has over 25 years of experience in the financial services industry and prior to founding DeGorter Capital Partners LLC, served from 1993-2005 as President/Chief Executive Officer of Wachovia Insurance and Executive Vice President of Wachovia Corporation.

Forward Looking Statement
Certain sections in this press release contain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, cash flows, contract awards, aircraft production, deliveries and backlog stability. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the company’s behalf are qualified by the cautionary statements in this press release. The company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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